Exhibit 99.1
FOR IMMEDIATE RELEASE
Suntron Corporation Announces Sale of Garner, Iowa Operation
PHOENIX, AZ — February 5, 2007 — Suntron Corporation (NASDAQ: SUNN), a leading provider of integrated electronics manufacturing solutions, today announced that it has agreed to sell its Midwest operation located in Garner, Iowa to Nortech Systems Inc. (NASDAQ: NSYS). Nortech will purchase the assets, intellectual property and customers associated with this operation. The acquisition is subject to customary closing conditions. Suntron’s Iowa management team will remain in place to lead this new Nortech business and its employee workforce of approximately 100 people. Terms of the asset purchase were not disclosed.
“This is the final phase of Suntron’s plan to “right-size” our U.S. manufacturing footprint and position our company to grow in other strategic geographies in the world,” stated Paul Singh, Suntron’s president and chief executive officer. “As a result, we have significantly reduced our fixed costs and redeployed our resources to better serve the customers in our target industry sectors. Despite our decision to sell the Garner operation, it is important to recognize our Iowa workforce for consistently delivering outstanding results for Suntron over the past several years,” concluded Mr. Singh.
About Suntron Corporation
Suntron delivers complete manufacturing services and solutions to support the entire life cycle of complex products in the aerospace and defense, industrial, semiconductor capital equipment, networking and telecommunications, and medical markets. Headquartered in Phoenix, Arizona, Suntron operates five full-service manufacturing facilities and two quick-turn manufacturing facilities in North America. Suntron is involved in product design, engineering services, cable and harness production, printed circuit card assembly, box build, large scale and complex system integration and test.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
 This release contains forward-looking statements that relate to future events or performance. These statements reflect Suntron’s current expectations, and Suntron does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Suntron’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions and specific conditions in the electronics industry, including the aerospace and semiconductor capital equipment market segments of the electronics industry; Suntron’s dependence upon a small number of customers; the Company’s ability to attract new customers and retain existing customers; cash availability/liquidity; changes or cancellations in customer orders; the risks inherent with predicting cash flows, revenue and earnings outcomes as well as other factors identified as “Risk Factors” or otherwise described in Suntron’s filings with the Securities and Exchange Commission from time to time.
Visit www.suntroncorp.com or call 888-520-3382 for more information.
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CONTACT:	Suntron Corporation Paul Singh, President and CEO Thomas B. Sabol, Chief Financial Officer 602-789-6600 ir@suntroncorp.com